Exhibit 1.4
OSF HealthPlans Selects Pivotal to Streamline Administrative Processes
Leading Illinois health benefits provider to enhance administrative efficiency and keep member costs down using Pivotal Healthcare Insurance
FOR IMMEDIATE RELEASE
Vancouver, BC — July 6, 2005 — Pivotal Corporation, a leading CRM solution provider for mid-sized enterprises and a subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that OSF HealthPlans, one of the top 10 organizations in the country for member satisfaction as measured by NCQA and CAHPS® 3.0H, has selected Pivotal Healthcare Insurance to help manage the complete sales cycle, streamline administrative processes, and keep member costs as low as possible.
Founded in 1995, Illinois-based OSF HealthPlans (OSF) offers high value managed healthcare services and products to employers throughout 31 central and northern Illinois counties. One of the top 10 organizations in the country for member satisfaction as measured by NCQA and CAHPS® 3.0H, OSF has been recognized for the timeliness of its services and the speed and accuracy by which it processes claims. With aggressive growth targets, rising administrative costs and a commitment to improving business efficiency, the company recognized the opportunity to automate many of the most resource-consuming aspects of the sales process and improve member acquisition, retention, market share and member satisfaction. To do this, OSF required an easy-to-use, highly flexible system designed specifically to support the full sales and renewal cycle of healthcare benefits providers. Having reviewed solutions from leading CRM suite providers, the company selected the Pivotal Healthcare Insurance product suite for its flexibility and industry-specific functionality.
“As a leader in member satisfaction, it is imperative that we continually reassess the way we serve our members to discover new ways of delivering even better service and administrative efficiency,” said Todd Morrow, sales director, OSF Health Plans. “Good business is literally built into Pivotal. The system is clearly designed for our business and provides us with the tools, flexibility and complete framework we need to enhance service without tying up expensive resources in busy work.”
Pivotal Healthcare Front Office will link OSF HealthPlans’ sales, marketing, underwriting and renewal operations to provide a single, enterprise-wide view of the company’s book of business — immediately helping to streamline administrative processes, shorten sales cycles and drive revenue growth. By automating many aspects of the sales and renewal cycle, OSF can harness the accuracy and efficiency of electronic group files to smooth the flow of information between brokers and internal departments, thereby reducing paper-based errors and eliminating the need to re-key information at each step in the cycle. With all member information captured in a single system, OSF will be able to automatically manage new business, track renewals, make off-cycle benefit changes and handle other common administrative processes while following a company-wide sales and service methodology.
“Healthcare payers are faced with rising business pressures to automate sales processes, with the end goal of providing efficient, seamless experiences for providers, brokers and members,” said Dr. Dennis Schmuland, MD FAAFP, Global Industry Manager for Health Plans, Microsoft Corporation. “Pivotal’s solution, using Microsoft’s flexible and interoperable technology platform, enables forward-thinking plans like OSF to compete for customer loyalty as our healthcare system looks to improve patient care through cross-industry integration and collaboration.”
In addition to streamlining sales and administration processes, Pivotal Healthcare Front Office greatly enhances the quality and accessibility of information for management decision making. Using a one-stop, group-level summary, OSF management will be able to quickly assess the sales pipeline including profit/loss to date and renewal rates across all product lines. With built in support for Business Objects Crystal Reports, OSF managers can also create sales reports that often take payers days to prepare — all in a matter of minutes.
According to David Self, general manager, healthcare, Pivotal, “Inefficient, paper-based processes carried over from the last decade threaten the future success of health insurance organizations. The Pivotal Healthcare Insurance product line is designed to help leaders like OSF HealthPlans realize the enhanced levels of productivity that can be achieved with increased internal collaboration and reduced administrative waste.”
*CAHPS® 3.0H is a registered trademark of the Agency for Healthcare Research and Quality (AHRQ)
About OSF HealthCare
OSF HealthCare, owned and operated by The Sisters of the Third Order of St. Francis, Peoria, Illinois, includes OSF Healthcare System consisting of six acute care facilities, one long-term care facility and two colleges of nursing. It also has a primary care physician network consisting of 194 physicians and 48 mid-level providers, known as OSF Medical Group. OSF HealthCare owns OSF Saint Francis, Inc., comprised of healthcare-related businesses, and OSF Healthcare Foundation, the philanthropic arm of OSF Healthcare System and OSF Home Care. Additionally, OSF HealthPlans, Inc., a subsidiary of OSF Saint Francis, Inc., is a licensed managed care company in the State of Illinois with about 100,000 members.
For more information, please visit www.osfhealthcare.org.
About Pivotal Corporation
Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises – a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,800 companies around the world have licensed Pivotal including: Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, AvMed Health Plans, Sharp Electronics Corporation, and WellCare Health Plans.
Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.
About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 1,800 employees with operations in 14 countries.
For more information about CDC Corporation, please visit the website http://www.cdccorporation.net.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of Pivotal software and services to help manage the complete sales cycle, streamline administrative processes, assess the sales pipeline including profit/loss to date and renewal rates across all product lines and enhance profitability. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the ability of staff to utilize the information generated with Pivotal CRM. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.
Press Contact:
Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com
© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.